Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Closing of $115 Million Underwritten Public Offering of Common Stock

San Diego, August 7, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), (“Tandem”) a medical device company and manufacturer of the only touchscreen insulin pumps available in the United States, today announced the closing of its previously announced underwritten public offering of 3,508,770 shares of common stock at a price to the public of $28.50 per share.  In addition, the underwriters fully exercised an option to purchase 526,315 additional shares of common stock at the public offering price.  All of the shares in the offering were offered by Tandem, with gross proceeds to Tandem of approximately $115 million.

Oppenheimer & Co. Inc. acted as the sole book‐running manager for the offering.  Robert W. Baird & Co. Incorporated acted as a co-manager in connection with the offering.

A shelf registration statement on Form S-3 relating to these securities was filed by Tandem with the Securities and Exchange Commission and declared effective on May 9, 2018. A copy of the final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering may be obtained from: Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004, by telephone at (212) 667-8055 or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  Tandem takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump with Basal-IQ™ technology. The t:slim X2 Pump is capable of remote feature updates using a personal computer, and is the first insulin pump designated as compatible with integrated continuous glucose monitoring (iCGM) devices. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark, and t:slim X2 and Basal-IQ are trademarks of Tandem Diabetes Care, Inc.

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